Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Athira Pharma, Inc. 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2014 Equity Incentive Plan, as amended, of our report dated July 24, 2020, except for note 17(a), 17(g), 17(h) and 17(i), as to which the date is September 14, 2020, with respect to the financial statements of Athira Pharma, Inc. included in its Registration Statement on Form S-1 (No. 333-248428) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
September 18, 2020